                             PURCHASE AND SALE AGREEMENT


               THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), dated July 3rd, 1996, is by and between SOUTHERN GAS CO. OF DELAWARE, INC. ("Southern"), a Delaware corporation, AMERICAN RESOURCES OF DELAWARE, INC., ("ARI") and CENTURY OFFSHORE MANAGEMENT CORPORATION ("Century"), a Kentucky corporation.

               WHEREAS, Century and Southern desires to mutually develop and obtain certain Leasehold Interests (as hereinafter defined) in salt domes located in the gulf coast region, including those salt domes more fully described.

               NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and intending to be legally bound, the parties hereby agree as follows:

                                      ARTICLE I.

                     DEFINITIONS AND PURCHASE AND SALE OF ASSETS

       1.01 DEFINITIONS. All capitalized terms and the definition set forth in this Agreement, not defined in the body of this Agreement, are set forth in Exhibit "F", attached hereto and incorporated herein by reference.


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       1.02    ASSETS TO BE SOLD.  Subject to the terms and conditions of this
Agreement, Century shall sell, transfer and assign to Southern, and Southern shall purchase from Century, effective July 1, 1996 (the "Effective Date"), certain specified contract interests in and to the assets described below pertaining to the three salt dome areas hereinbelow described (collectively the "Assets"). The Assets shall consist of the following:

               (a) An undivided 32.941% of Century's 85% interest, being an undivided 28% interest, in and to the rights and obligations set forth in that certain unrecorded Letter Agreement dated January 12, 1996, by and between Aegis Energy, Inc. and Century, a copy of which is attached hereto as Exhibit "A" (the "Bayou Bouillon Salt Dome Contract Rights");

               (b) An undivided 33.333% of Century's 75% interest, being an undivided 25% interest, in and to the rights and obligations set forth in that certain unrecorded Letter Agreement dated February 5, 1996 by and between Aegis Energy, Inc. and Century, a copy of which is attached hereto as Exhibit "B-1 and that certain unrecorded Letter Agreement dated May 6, 1996 by and between Century and St. Martin Land Company, a copy of which is attached hereto as Exhibit "B-2" (collectively the "Plumb Bob Salt Dome Contract Rights"); and

               (c) An undivided 32.8125% of Century's 32% interest, being an undivided 10.5% interest, in and to the rights and obligations set forth in that certain unrecorded Letter Agreement dated September 27, 1995, by and between TexStar North America, Inc. and Century, as amended by the Supplemental Agreement dated December 22, 1995, by and between TexStar North America, Inc., Century, ARI (as hereinafter defined), and Cheyenne Petroleum Company, copies of which


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documents are attached hereto as Exhibits "C-1" and "C-2" (collectively the
"White Castle Salt Dome Contract Rights").

               (d) To the extent the same are assignable or transferable by Century and to the extent and only to the extent that the same relate to the ownership or operation of the Assets, the interest in and to all orders, contracts, agreements, instruments, licenses, authorizations, well record files, reserve reports, maps, surveys, bonds, (including without limitation all operating agreements, bidding agreements, transportation agreements, unit agreements, participation title opinion, permits, 3-D seismic information (in Century's possession now or in the future) agreements, gathering agreements and processing agreements), instruments, licenses, authorizations, well record files, reserve or other rights, privileges, benefits and powers conferred upon Century, pertaining to the Assets. reports, maps, surveys, bonds, title opinion, permits, audits, claims, liens, suits, settlements and demands, and other rights, privileges, benefits and powers conferred upon Century.

       1.03 PURCHASE PRICE. The purchase price for the Assets to be paid by Southern to Century at Closing, as herein defined, shall be Nine Million Eight Hundred Eighty-Four Thousand Dollars ($9,884,000.00) payable as follows:

               (a) The sum of Three Million Eight Hundred and Eighty Four Thousand Dollars ($3,884,000), the receipt of, which is hereby acknowledged by Century.

               (b) As a prepayment for the Leasehold Interest to be acquired hereunder, Southern shall cause American Resources of Delaware Inc. ("ARI") to issue One Million Five Hundred Thousand (1,500,000) shares of ARI's common stock, par value $.00001 per share ("ARI") to Century. ARI,


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at its own cost and expense, will prepare and file, at the earliest practicable time pursuant to reasonable and prudent business practice on Form S3 a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") complying with all the requirements of the Securities Act applicable thereto for the purpose of registering the ARI Stock described above. ARI shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the ARI Stock under the securities or blue sky laws in such jurisdictions as the parties reasonable agree and to keep the Registration Statement and such qualifications current and in effect. Century agrees that during the first six (6) months after the issuance, it will not sell any of the ARI Stock and that after such time it will not sell more than 8.33% of the ARI Stock in any one month. Notwithstanding the above, ARI hereby agrees and acknowledges that Century may, at any time after the Closing, pledge any part or all of the ARI Stock for the purpose of raising capital ("Private Placement Funds"), so long as the proceeds received as a result of said pledge of ARI Stock or any sale of ARI Stock are used solely for the Leasehold Interests related to the White Castle Dome Contract Rights, Bayou Bouillon Dome Contract Rights and the Plumb Bob Dome Contract Rights (collectively hereinafter referred to as the "Domes"). At such time as the sum of Five Million Seven Hundred Thousand Dollars ($5,700,000) of the Private Placement Funds have been expended by Century for the Leasehold Interests (including monies expended by Century prior to the pledging or sale of the ARI Stock), the proceeds of the Private Placement Funds and any sale of the ARI Stock by Century may be used by Century for any purpose. The parties acknowledge that they have entered into a separate Purchase and Sale Agreement of even date herewith, which provides in part that Southern, as set forth in paragraph 1.03(e) of such agreement, shall advance to Century the sum of Three Million Dollars ($3,000,000), payable in increments of One Million Dollars ($1,000,000) each. To the extent Century has been unable to raise $5,700,000 of the Private Placement Funds by the time such advances are made, then Century agrees to use the proceeds of such advances for the Leasehold Interests until a total of $5,700,000 has ben expended.

       (The obligations specified in paragraphs (a) and (b) above shall hereinafter be subject collectively referred to certain restrictions and rights of ARI as hereinafter set forth the "Purchase Price."

       1.04 ALLOCATION OF PURCHASE PRICE. For the purpose of setting forth the performance requirements set out hereinbelow, the parties hereto acknowledge and agree that the Purchase Price to be paid by Southern hereunder shall be allocated as follows:

               (a) It shall be deemed that Southern will have paid the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) for the acquisition of a Leasehold Interest in the White Castle Salt Dome Contract Rights, comprising $2,250,000 in cash contribution and 62,500 shares of ARI Stock.

               (b) It shall be deemed that Southern will have paid the sum of Four Million Five Hundred Fifty Thousand Dollars ($4,550,000.00) for the acquisition of a Leasehold Interest in the Bayou Bouillon Salt Dome Contract Rights, comprising $1,000,000 in cash contribution and 887,500 shares of ARI Stock.

               (c) It shall be deemed that Southern will have paid the sum of Two Million Eight Hundred Thirty Four Thousand Dollars ($2,834,000.00) for the acquisition of a Leasehold Interest in the Plumb Bob Salt Dome Contract Rights, comprising $634,000 in cash contribution and 550,000 shares of ARI Stock.

       1.05 CENTURY'S BACK-IN. At such time as Century has fulfilled its representations pursuant to paragraph 2.16 (a),(b) and (c) herein and Southern has recouped, from revenues attributable to the Assets or the rights to be acquired pursuant thereto, the sum of (i) Fifteen Million Dollars ($15,000,000.00) plus (ii) the sum of all capital expenditures, operating costs and any other direct costs which Southern has paid with respect to the Assets, Southern shall convey to Century twenty-five (25%) percent of the Assets (and the rights to be acquired pursuant thereto) acquired hereunder (the "Back-In Interest"). (Southern's obligation to convey the Back-In Interest shall be called the "Back-In Obligation"). The Back-In Interest shall be conveyed to Century free and clear of all liens, encumbrances and burdens which may have been created or arose during Southern's ownership of this interest. Southern shall have the option until December 31, 1997 to purchase the Back-In Obligation by paying Century Three Million Dollars ($3,000,000.00) on or before December 31, 1997.

       1.06 MERGER VALUE. In the event of a merger between Century and ARI (or a business entity formed by ARI for the purpose of the merger), Century shall be allowed to include the Back-In Interest in its Assets and value the Back-In Interest at the Netherland Sewell & Associates, Inc. established value or Two Million Five Hundred Thousand Dollars ($2,500,000.00), whichever is greater, in order to establish Century's value for merger purposes.

       1.07    DELIVERIES BY CENTURY TO SOUTHERN.

               (a)     At the Closing, Century shall deliver to
                       Southern:

                       (i) A certificate from the Secretary of State (or equivalent official) of the State of Kentucky as to the good standing of Century in the State of Kentucky, certified as of a date within ten (10) days of Closing;

                       (ii) A certificate of an Officer attesting to those matters set forth in Article II;

                       (iii) A copy of the resolutions, certified by the Secretary of the Century, authorizing Century to enter into the transactions contemplated by this Agreement;

                       (iv) The Opinion of Century's counsel, in a form acceptable to Southern's counsel, referred to in Section 5.03;

                       (v) An Opinion of Century's counsel, in form acceptable to Southern's Counsel, opining that the transactions contemplated herein, do not require bankruptcy court, Century creditors, Bank of Montreal or BMO Financial approval;

                       (vi) All other previously undelivered items required to be delivered by Century to Southern at, or prior to, such date.

                       (vii) Instruments of conveyance including but not limited to assignments, bill of sale, and/or other instruments of transfer as more fully set forth in Exhibit "D" which shall be reasonably satisfactory to Southern's counsel.

       1.08    DELIVERIES BY SOUTHERN TO CENTURY.

               (a)     At the Closing, Southern shall deliver to Century:

                       (i)             The ARI Stock provided for in Section
                                       1.03(b);

                       (ii) The opinion of ARI's and Southern's Counsel referred to in Section 5.04 hereof; and

                       (iii) Certificates from the Secretary of State of Delaware as to the good standing of Southern and ARI in the State of Delaware, certified as of a date within thirty (30) days of Closing;

                       (iv) All other previously undelivered items required to be delivered by Southern to Century at, or prior to, such date.

       1.09 LOCATION AND TIME OF THE CLOSING. The Closing shall be held on the 3rd day of July, 1996 at 10:00 AM(Eastern Time) or as shall be mutually agreed upon by Century and Southern. The Closing shall be held at the offices of Century in Lexington, Kentucky or such other place as the parties hereto may agree in writing.


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

       1.10 BURDENS. Southern specifically agrees that it will acquire the Assets subject to each term and provision of the agreements described hereinbelow and, except as set forth herein below, Southern agrees to bear its share of Century's obligations, as set forth in each of these agreements:

               (a)     PLUMB BOB SALT DOME CONTRACT RIGHTS.

                       (1) That certain unrecorded Letter Agreement dated February 5, 1996 by and between Century and Aegis Energy, Inc.

                       (2) That certain unrecorded agreement dated May 6, 1996 by and between Century and St. Martin Land Company.

               With regard to the Plumb Bob Salt Dome Contract Rights agreements, Southern further acknowledges that Century's rights in the agreement described in subparagraph 2 are subject to and said agreement was acquired in accordance with the terms of the agreement, described in subparagraph l.

               (b)     BAYOU BOUILLON SALT DOME CONTRACT RIGHTS.

                       (1) That certain unrecorded agreement dated January 12, 1996 by and between Century and Aegis Energy, Inc., which agreement includes, among other provisions, an area of mutual interest.

               (c)     WHITE CASTLE SALT DOME CONTRACT RIGHTS.

                       (1) Letter Agreement dated September 27, 1995, by and between TexStar North America, Inc. and Century.

                       (2) 3-D Seismic Exploration Agreement, White Castle Area, Iberville Parish, Louisiana, dated effective as of December 1, 1994, by and between TexStar North America, Inc. and Shell Western E&P Inc.

                       (3) Supplemental Agreement dated December 22, 1995 by and between TexStar North America, Inc., Century, ARI (as hereinafter defined), and Cheyenne Petroleum Company.

       1.11 POST-CLOSING MANAGEMENT OF ASSETS. To the extent Century is currently providing management of the Assets, Century will continue to perform those management functions necessary for the operations and oversight of the Assets.

                                      ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF CENTURY

       Century hereby represents and warrants to Southern and ARI as of the date hereof that:

       2.01 EXISTENCE OF CENTURY. Century is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has the power and authority to own its property and to carry on its business as now conducted and to enter into and carry out the terms of this Agreement.

       2.02 POWER OF CENTURY. Century has the corporate power to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Century, and the transactions contemplated hereby, will not violate (i) any provision of the certificate of incorporation or bylaws of Century, (ii) any material agreement or instrument to which Century is a party or by which Century is bound which pertains to the Leasehold Interest, (iii) any judgment, order, ruling, or decree applicable to Century as a party in interest, or (iv) any law, rule or regulation applicable to Century;

       2.03 AUTHORIZATION OF CENTURY. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Century. This Agreement has been duly executed and delivered on behalf of Century, and at the Closing all documents and instruments required to be executed and delivered by Century pursuant to this Agreement shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Century enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       2.04 LITIGATION-AGREEMENT. No litigation, claims, administrative proceedings or other proceedings or governmental investigations are pending, or to the best of Century's actual knowledge


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threatened, which would prevent or delay the execution, delivery or performance of this Agreement by Century;

       2.05 LITIGATION - ASSETS. To the best of Century's Knowledge, there are no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any government, administrative, regulatory or similar body or any third person or entity; or any similar matter or proceeding (collectively "Proceedings") (a) against the Assets, or (b) against Century and relating in any way to the Assets, which would have a material adverse effect on the Assets (whether in progress or threatened); as it pertain to the Assets, no event has occurred which might give rise to any Proceedings, there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against Century and no complaint, grievance, claim, work order or investigation has been filed, made or commenced against Century.

       2.06 CONSENTS AND PREFERENTIAL PURCHASE RIGHTS. There are no consents (except as set forth in Exhibit "E"), agreements or waivers of preferential rights necessary to the valid assignment of the Assets to Southern at Closing and there are no preferential purchase rights or calls on production with respect to the production from the Assets.

       2.07 COMPLIANCE WITH LAWS. To the best of Century's Knowledge, the Assets have been operated in compliance with all laws, ordinances, regulations and orders applicable to the Assets and the operations undertaken in connection therewith. Furthermore, no notice from any governmental body has been served upon Century for the Assets claiming any material violation of any law or any other code, rule or regulation, which would have material adverse effect on the Assets. To the best of Century's Knowledge, none of the Assets, nor the ownership, leasing, occupancy, or the operation thereof, is in material violation of any such law, ordinance, code, rule or regulation, which would have a material adverse effect on the Assets.

       2.08 PERMITS. To the best of Century's Knowledge, either Century or a third party under the Assets, hold or will acquire all permits, licenses, approvals and franchises (collectively, "permits") which it requires, or is required to have, to operate, own or lease the Assets conveyed hereunder. All such permits are full force and effect; Century is in material compliance with all the terms and conditions relating to such permits; and there are no proceedings in progress, pending or threatened which may result in revocation, cancellation, suspension or any adverse modification of any of such permits. Neither the terms and conditions relating to such permits nor the legislation or regulations pursuant to which the same were issued require that any consent or approval of, or filing with or notice to, any governmental agency or regulatory body or other Person be made to assure the continued holding by Southern of such permits after completion of the transaction contemplated by this Agreement.

       2.09 MATERIAL FACTS DISCLOSED. Century has disclosed in writing to Southern facts within their Knowledge relating to the Assets which could reasonably be expected to be material to an intending purchaser of the Assets or that would have a Material Adverse Effect on the Assets, or on Southern's acquisition and ownership thereof.

       2.10 ASSETS. Century owns its portion of the Assets free and clear of liens, claims and encumbrances placed against the Assets by Century or incurred by Century, and Century has duly performed all of the obligations under the Assets that are now or will prior to the Closing Date be required to be performed by Century. Century has not received any notice of default under the Assets nor is any such notice pending. The contracts which comprise Assets are valid and enforceable in accordance with their terms; further, that:

                       (i) Century has not received any notice of, and there exists no event of default under the Assets or event which constitutes or would constitute (with notice or lapse of time or both) a default in any material respect thereunder; and

                       (ii) With respect to the Assets, and limited to the time period during which Century has owned the Assets, to the best of Century's Knowledge, all payments required to be paid to perpetuate the Assets to the date of this Agreement have been timely and properly paid to the proper parties and in the proper amounts. To the best of Century's Knowledge, the Assets, and all material agreements, orders and other instruments creating the Assets or of which the Assets arise are legal valid, binding, subsisting, in good standing and in full force and effect.


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

       2.11 DISCLOSURE. No representation or warranty by or on behalf of Century contained in this Agreement, in any Schedule hereto, in any agreement entered into pursuant hereto or in connection herewith, in any certificate delivered at Closing, or in any other certificate which states that it is delivered pursuant to or in connection with this Agreement (certificates referred to in this sentence are sometimes referred to herein individually as an "Agreement Certificate" and collectively as the "Agreement Certificates"), contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Except as set forth in this Agreement, in any Schedule hereto, in any agreement entered into pursuant hereto or in connection herewith, or in any Agreement Certificate delivered at or prior to the execution hereof, Century is not aware of any event or condition which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), of the Assets. The representations and warranties contained in this Agreement, in the Schedules hereto, in the agreements entered into pursuant hereto or in connection herewith, or in any Agreement Certificate shall not be affected or deemed waived by reason of (i) any investigation made by Southern or its representatives or (ii) the fact that Southern and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

       Neither the furnishing of opinions or reports pursuant to this Agreement nor any information disclosed by any investigation or examination by Southern, nor any failure by Southern to make any investigation or examination under this Agreement, nor the Closing of the transactions contemplated hereby, shall in any way reduce any rights Southern may have under any representatives, warranties or covenants contained in this Agreement.

       Except as may be specifically set forth to the contrary in this Agreement, Southern acknowledges that Century has made no representations or warranties whatever, express or implied (Century having hereby expressly disclaimed all such warranties) as to the accuracy, completeness, or materiality of any data, information, record or materials now, heretofore, or hereafter made available in connection with the success of any 3-D seismic program, ability to obtain all seismic permits and/or options necessary to fully image the prospective geological formation of each salt dome, ability to discover and produce hydrocarbons based upon the prospective 3-D seismic program, or the ability to properly image the salt, the legal, tax or other consequences of owning a portion of Century's interest in the Assets. Furthermore, Southern acknowledges that, because the agreements comprising the Assets are unrecorded, they are not enforceable against third parties.

       2.12 TITLE WARRANTY. The Assets to be conveyed by Century to Southern shall be conveyed by Century to Southern without warranty of title, expressed, implied or statutory, and without recourse, even as to the return of the Purchase Price, as hereinafter defined, except that Century shall warrant title against the demands and claims of all persons asserting an adverse claim to the Assets, by, through or under Century. Century also shall convey title to the Assets to Southern with full substitution and subrogation in and to all covenants and warranties of Century's predecessors-in-title.

       2.13 MATERIAL ADVERSE EFFECTS. To the best of Century's Knowledge, there is no new or recent development, occurrence, event or condition which has materially and adversely affected or

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may materially and adversely affect the Assets, and Century has not done anything with respect to the Assets which is not in the ordinary course of Century's business, and which would have a material adverse effect on the Assets.

       2.14 PAYMENT OF FUNDS. To the best of Century's Knowledge, Century has duly and timely paid all taxes, governmental charges, duties, penalties, extensions of Assets, rental payments, interests and fines due and payable by it and affecting the Assets and its operation on or before the date of this Agreement where the failure to make such payment would have a material adverse effect on the Assets.

       2.15 CENTURY DUE DILIGENCE AND REVIEW OF ARI. Century represents and warrants that it has received and that an executive officer of Century has read ARI's 1995 Annual Report to Shareholders, ARI's 1995 Annual Report on Form 10-KSB, ARI's Quarterly Reports on Form 10- QSB for the period ended March 31, 1996, all 8-K Reports dated subsequent to December 31, 1995 filed by ARI, and all news reassess issued by ARI subsequent to June 27, 1996.

       2.16    ACQUISITION OF LEASEHOLD INTEREST.

               (a) Century hereby represents and warrants that it will complete the acquisition of that Leasehold Interest in the property that is the subject of the White Castle Salt Dome Contract Rights no later than March 31, 1997(the "WC Completion Date"); however, in the event it does not complete the duties as contemplated herein as it pertains to the White Castle Salt Dome Contract Rights subject to force majeure conditions, then Century will be obligated, at its option, to either (i) pay Southern cash in the amount of the unused portion of the Purchase Price allocated for the

White Castle Salt Dome Contract Rights as set out in paragraph 1.04(a) hereinabove; or (ii) deliver to Southern shares of stock in ARI which are equal in value to such deemed Purchase Price. For purposes of this paragraph such shares are to be valued at the average closing price per share of ARI's stock over the twenty (20) business days preceding March 31, 1997, or Four Dollars ($4.00) per share, whichever is greater. Upon receipt of said cash or shares, Southern shall reconvey to Century all of its rights in the White Castle Salt Dome Contract Rights and any interests acquired pursuant thereto and this agreement shall terminate as to such Asset.

               (b) Century hereby represents and warrants that it will complete the acquisition of that Leasehold Interest in the property that is the subject of the Bayou Bouillon Salt Dome Contract Rights no later than December 31, 1997 (the "BB Completion Date"); however, in the event the 3-D Seismic Survey on the property that is the subject of the Bayou Bouillon Salt Dome Contract Rights has not been acquired by the BB Completion Date, subject to force majeure conditions, then Century will be obligated, at its option, to either (i) pay Southern cash in the amount of the deemed purchase price for the Bayou Bouillon Salt Dome Contract Rights as set out in paragraph 1.04(b) hereof; or (ii) deliver to Southern shares of stock in ARI which are equal in value to such deemed Purchase Price. For purposes of this paragraph such shares to be valued at the average closing price per share of ARI's stock over the twenty
(20) business days preceding December 31, 1997, or Four Dollars ($4.00) per share, whichever is greater. In such case, Century shall be provided a credit of $400,000, unless the ARI Stock received by Century in accordance with paragraph 1.03(b) has an average price, as calculated above as of the B.B. Completion Date of $4.45, or greater, per share, in which event, there shall be no credit. Upon receipt of said cash or shares, Southern shall reconvey to Century all of its rights in the Bayou Bouillon Salt Dome Contract Rights and any interests acquired pursuant thereto and this agreement shall terminate as to such Asset.

               (c) Century hereby represents and warrants that it will complete the acquisition of that Leasehold Interest in the property that is the subject of the Plumb Bob Salt Dome Contract Rights no later than March 31, 1998 (the "PB Completion Date"); however, in the event the 3-D Seismic Survey on the property that is the subject of Plumb Bob Salt Dome Contract Rights has not been acquired by the PB Completion Date, subject to force majeure conditions, then Century will be obligated, at its option, to either (I) pay Southern cash in the amount of the deemed Purchase Price for the Plumb Bob Salt Dome Contract Rights as set out in paragraph 1.04(c) hereof; or (ii) deliver to Southern shares of stock in ARI which are equal in value to the deemed purchase price. For purposes of this paragraph such shares to be valued at the average closing price per share of ARI's stock over the twenty (20) business days preceding March 31, 1998, or Four Dollars ($4.00) per share, whichever is greater. In such case, Century shall be provided a credit of $234,000, unless the ARI Stock received by Century in accordance with paragraph 1.03(b) has an average price, as calculated above as of the P.B. Completion Date of $4.45, or greater, per share, in which event, there shall be no credit. Upon receipt of said cash or shares, Southern shall reconvey to Century all of its rights in the Plumb Bob Salt Dome Contract Rights and any interests acquired pursuant thereto and this agreement shall terminate as to such Asset.

               (d) For purposes of this Section 2.16, force majeure conditions shall include acts of God, such as major storms, floods or other similar natural disasters or major accidents beyond Century's control, including a blowout, hurricane, fire or explosion, scarcity of crews of equipment, or any other condition of like nature which prevents Century or its partners, participants, employees, representatives or contractors from continuing its operations. In the event a force majeure situation exists, Century shall so notify Southern, and the Completion Dates as set forth hereinabove in subparagraphs (a), (b) and (c) for each such Asset shall be extended for a period of time corresponding to the duration of the force majeure provision, plus thirty (30) days.

                                     ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF SOUTHERN

        Southern represents as of the date hereof that:

       3.01 EXISTENCE OF SOUTHERN. Southern is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

       3.02 POWER OF SOUTHERN. Southern has the corporate power to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Southern, and the transactions contemplated hereby, will not violate (i) any provision of the certificate of incorporation or bylaws of Southern, (ii) any material agreement or instrument to which Southern is a party or by which Southern is bound, (iii) any judgment, order, ruling, or decree applicable to Southern as a party in interest, or (iv) any law, rule or regulation applicable to Southern;

       3.03 AUTHORIZATION OF SOUTHERN. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Southern. This Agreement has been duly executed and delivered on behalf of Southern, and at the Closing all documents and instruments required to be executed and delivered by Southern shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Southern enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       3.04 LITIGATION. No litigation, claims, administrative proceedings or other proceedings or governmental investigations are pending, or to the best of Southern's actual knowledge threatened, which would prevent or delay the execution, delivery or performance of this Agreement by Southern.

                                      ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF AMERICAN RESOURCES OF DELAWARE, INC.

       American Resources of Delaware, Inc. ("ARI") represents as of the date hereof that:

       4.01 EXISTENCE OF ARI. ARI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

       4.02 POWER OF ARI. ARI has the corporate power to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by ARI, and the transactions contemplated hereby, will not violate (i) any provision of the certificate of incorporation or bylaws of ARI, (ii) any material agreement or instrument to which ARI is a party or by which ARI is bound, (iii) any judgment, order, ruling, or decree applicable to ARI as a party in interest, or (iv) any law, rule or regulation applicable to ARI;

       4.03 AUTHORIZATION OF ARI. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of ARI. This Agreement has been duly executed and delivered on behalf of ARI, and at the Closing all documents and instruments required to be executed and delivered by ARI shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of ARI enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       4.04 LITIGATION. No litigation, claims, administrative proceedings or other proceedings or governmental investigations are pending, or to the best of ARI's actual knowledge threatened, which would prevent or delay the execution, delivery or performance of this Agreement by ARI;

       4.05 ARI STOCK TO BE ISSUED TO CENTURY. All of the shares of ARI Stock which are issued to Century as payment of the Purchase Price have been duly authorized and, when issued at Closing, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery at Closing, if delivered to Century, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances, except any and all restrictions as provided for by securities laws of the federal and state governments. Shareholders of ARI do not have any preemptive rights.

       4.06 MATERIAL ACTIONS. There are no material actions, suits, proceedings, arbitrations or investigations pending or, to ARI's knowledge threatened, against ARI or any of its affiliates which would be required to be disclosed in a Form 10-K or Form 10-Q, pursuant to Item 103 of Regulation S-K that are not so disclosed.

                                      ARTICLE V

                     CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

       The obligation of Century on the one hand and Southern on the other to complete the transaction contemplated by this Agreement is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions, unless waived in writing by the parties:

       5.01 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH COVENANTS. The representations and warranties of the parties made in or pursuant to this Agreement shall be true and correct at the Closing with the same force and effect as if made at and as of the Time of Closing; the covenants contained in this Agreement to be performed by the parties at or prior to the Time of Closing shall have been performed; the parties shall not be in breach of any agreement on their part contained in this Agreement; and shall have received certificates confirming the foregoing, signed by the parties by whom such representation is made.

       5.02 CLOSING DOCUMENTS AND PROCEEDINGS. All documents relating to the authorization and completion of the transaction contemplated by this Agreement and all actions and proceedings to be taken at or prior to Closing in connection with the performance by Century and Southern of their respective obligations under this Agreement shall be satisfactory to the respective parties' Counsel and the parties shall have received copies of all such documents and evidence that all such actions and proceedings have been taken as they may reasonably request, in form and substance satisfactory to such parties and their Counsel.

       5.03 OPINION OF CENTURY'S COUNSEL. Southern shall have received within five business days after Closing, an opinion of Century's Counsel in form and substance satisfactory to Southern's Counsel. In rendering such opinion, Century's Counsel shall be entitled to rely, as to matters of fact, on certificates of Century and senior officers of Century and shall be entitled to qualify, by reference to his knowledge after appropriate enquiry, those portions of the opinion which it is reasonable and customary to so qualify.

       5.04 OPINION OF ARI'S AND SOUTHERN'S COUNSEL. Century shall have received an opinion of Southern's and ARI's Counsel in form and substance satisfactory to Century's Counsel substantially to the same effect as the representations and warranties of the Southern and ARI in Article III and IV, and as to such other matters incidental to the matters herein contemplated as Century and Century's Counsel may reasonably request. In rendering such opinion, Southern's and ARI's Counsel shall be entitled to rely, as to matters of fact, on certificates of Southern and ARI and senior officers of Southern and ARI and shall be entitled to qualify, by reference to his knowledge after appropriate enquiry, those portions of the opinion which it is reasonable and customary to so qualify.

       5.05 NO ACTION TO RESTRAIN. No action or proceeding shall be pending or threatened by any person to restrain or prohibit Southern from acquiring the Assets contemplated herein.

       5.06 CONSENTS AND APPROVALS. In the event that any consents and approvals are required to be obtained by Century, the same shall have been delivered to Southern, in each case in form and substance satisfactory to Southern and Southern's counsel.

       5.07 BOARD APPROVAL. The parties to this Agreement shall have received approval from their respective board of directors or where applicable their shareholders, to this Agreement and the transactions contemplated herein.

       5.08 DELIVERY OF DOCUMENTS. Century shall have delivered all instruments of conveyance referenced herein, in form acceptable to Southern.

       5.09    DUE DILIGENCE  Southern shall complete any due diligence
Southern deems appropriate and prudent. If Southern, in its sole discretion, determines that it should not consummate the transactions contemplated in this Agreement because of any information discovered in its due diligence, then Southern may terminate and abandon this Agreement by giving written notice to Century prior to the Closing. If any of the other conditions contained in this
Article V shall not be fulfilled or performed at or prior to the Time of Closing to the satisfaction of Southern (acting reasonably), Southern may, by notice to Century, terminate this Agreement and the obligations hereunder. Any condition contained in this Article may be waived in whole or in part by Southern without prejudice to any claims it may have for breach of covenants, representations or warranties by Century.

                                      ARTICLE VI

                             INDEMNIFICATION AND REMEDIES

       6.01 CENTURY INDEMNIFICATION. Century agrees to indemnify, defend and hold harmless Southern, its affiliates, successors and assigns, officers, directors, employees and agents against any and all claims, losses, expenses, costs, obligations and liabilities of any kind, including reasonable attorney's fees ("Indemnity Amounts") which they may incur to the extent arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties, covenants or any other provision of this Agreement by Century.

       Century further agrees to indemnify, defend and hold harmless Southern, its partners, officers, directors, shareholders, employees, agents and representatives, and the officers, directors, shareholders, employees, agents and representatives, and the officers, directors, shareholders, employees, agents and representatives of its partners (the "Southern Group"), regardless of whether the Southern Group was wholly or partially negligent or otherwise at fault, from and against any and all claims, liabilities, losses, environmental liabilities, fines and penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) arising from:

                       (1) events that have transpired or conditions that have come into existence prior to the Effective Date that are attributable to the ownership or operation of the Assets, except that this shall not extend to Southern's obligations under 6.02(2) and 6.02(3) below; and

                       (2) property damage or injury or death of persons occurring prior to the Effective Date and arising out of the ownership or operation of the Assets regardless of whether claims related to said damage, injury or death are asserted on, before or after the Effective Date.

       6.02 SOUTHERN INDEMNIFICATION. Limited to the extent of the Assets to be acquired pursuant to this Agreement Southern hereby assumes all of the following described obligations, and Southern agrees to indemnify, defend and hold harmless Century, its officers, directors, shareholders, employees, agent and representatives (the "Century Group"), regardless of whether the Century Group was wholly or partially negligent or otherwise at fault, from and against any and all claims, liabilities, losses, environmental liabilities, fines and penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) arising from:

                       (1) events that transpire or conditions that come into existence on or after the Effective Date that are attributable to the ownership or operation of the Assets on or after the Effective Date;

                       (2) all liability for property damage or injury to or death of persons occurring on or after the Effective Date and arising out of the ownership or operation of the Assets, regardless of whether said damages or injury is attributable in whole or in part to conditions that existed before the Effective Date;

                       (3) the compliance with and assumption of any and all express or implied covenants in the instruments, regulations and agreements to which the Assets are subject, insofar as said covenants may apply to the Assets, on or after the Effective Date.

       6.03 ARI INDEMNITY. ARI agrees to indemnify, defend and hold harmless Century, its affiliates, successors and assigns, officers, directors, employees and agents against any and all claims, losses, expenses, costs, obligations and liabilities of any kind, including reasonable attorney's fees, which they may incur to the extent arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties, covenants or any other provision of this Agreement by ARI.

       6.04 GENERAL PROVISIONS. In the case of any claim for indemnification brought under this Agreement:

               (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom identification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VI with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article VI and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, as its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 6.03. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person or entity asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 6.03 and shall bear its own costs and expenses with respect to such participation.

               (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party or if the Indemnifying Party elects to defend the Indemnified Party but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this
                       Article VI and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

               (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                                  ARTICLE VII
                                  TERMINATION

       7.01 METHODS OF TERMINATION. The transactions contemplated by this Agreement may be terminated at any time, but not later than Closing:

               (a)     By mutual consent of Century and Southern; or

               (b) By Southern on the Closing Date, if any of the conditions provided for in Article V to have been performed by Century has not been met or waived in writing by Southern; or

               (c) By Century on the Closing Date, if any of the conditions provided for in Article V to have been performed by Southern has not been met or waived in writing by Century.

               (d) By Southern, after Closing, if Century fails to deliver the opinions of Century's counsel or any other documents required to be delivered pursuant to Article 1.04(a) at Closing, within five business days after the Closing. In said event Century shall immediately return all payments of consideration identified and paid to Century in this Agreement, and Southern shall execute the appropriate documents to reconvey the Assets to Century. As security for the repayment of the above consideration, Southern shall be entitled to retain ownership of the Assets until it receive the consideration from Century or until it receives proceeds from the Assets in an amount equal to the full consideration paid Century plus all monies expended by Southern on the Assets.

       7.02 PROCEDURE UPON TERMINATION. In the event of termination by Southern or Century, pursuant to this Article; written notice thereof shall forthwith be given to the other party or parties and the transactions contemplated by this Agreement shall be terminated, without further action by Southern or Century. If the transactions contemplated by this Agreement are terminated as provided herein then all obligations, except for all provisions providing for the confidentiality, shall cease between the parties.

                                     ARTICLE VIII

                                     POST-CLOSING

       8.01    RECOUPMENT DATE ISSUES.  (a) Except as otherwise set forth in
Section 8.01(b), (c), (d), (e) and (f), all costs, expenses, disbursements, obligations and liabilities, with respect to each of the respective Assets attributable to periods of time prior to the Southern's Recoupment Date, as hereinafter defined, for said Asset, regardless of when due or payable, shall be the sole obligation of Century, and Century shall promptly pay, or if paid by Southern, promptly reimburse Southern for and defend and hold Southern harmless from and against same. Except as otherwise set forth in Section 8.01(b), (c),
(d), (e) and (f), all costs, expenses, disbursements, obligations, and liabilities with respect to each of the respective Assets attributable to periods of time subsequent to the

Southern's Recoupment Date, regardless of when due or payable, shall be the sole obligation of Southern, and Southern shall promptly pay, or if correctly paid by Century, promptly reimburse Century for and defend and hold Century harmless from and against same.

       Southern's Recoupment Date shall mean for each of the Assets the date on which Century completes its acquisition of the Leasehold Interest covering the Assets acquired hereunder.

               (b) With respect to the White Castle Salt Dome Contract Rights only, if upon the occurrence of Southern's Recoupment Date for said Asset the sum of $8,000,000.00 has not been expended or incurred as of that date for all costs, fees, and expenses attributable to or directly related to the acquisition of the Leasehold Interest contemplated herein on the property that is the subject of the White Castle Salt Dome Contract Rights (the "W.C. Total Project Cost"), then Southern's Recoupment Date for this Asset shall be postponed and Century shall be obligated to pay Southern's share of future costs attributable to this Asset until such time as the W.C. Total Project Cost has been so expended.

               (c) With respect to the Plumb Bob Salt Dome Contract Rights only, if upon the occurrence of Southern's Recoupment Date for said Asset, the sum of $7,360,000.00 has not been expended or incurred as of that date for all costs, fees, and expenses attributable to or directly related to the acquisition of the Leasehold Interest contemplated herein on the property that is the subject of the Plumb Bob Salt Dome Contract Rights (the "P.B. Total Project Cost"), then Southern's Recoupment Date for this Asset shall be postponed and Century shall be obligated to pay Southern's share of future costs attributable to this Asset until such time as the P.B. Total Project Cost has been so expended.

               (d) With respect to the Bayou Bouillon Salt Dome Contract Rights only, if upon the occurrence of the Southern's Recoupment Date for said Asset the sum of $10,350,000.00 has not expended or incurred as of that date for all costs, fees, and expenses attributable to or directly related to the acquisition of the Leasehold Interest contemplated hereon on the property that is the subject of the Bayou Bouillon Salt Dome Contract Rights (the "B.B. Total Project Cost"), then Southern's Recoupment Date for this Asset shall be postponed and Century shall be obligated to pay Southern's share of future costs attributable to this Asset until such time as the B.B. Total Project Cost has been so expended.

               (e) Century shall fulfill this obligation within one (1) year from the respective Completion Dates set out herein.

               (f) In the event Century has acquired the Leasehold Interest as contemplated and has not expended amounts equal to the Total Project Costs as set forth in Sections 8.01 (b) (c) and/or (d) within the required time frames and Century and Southern have mutually agreed that it is not feasible to proceed with the respective project(s), then for each such Asset Century shall refund to Southern its pro rata share of the unexpended costs, expenses and fees in the same manner as set out herein, less and except a credit in favor of Century as set forth herein. Said credits shall be as set forth in said provisions, except that the date used to determine the stock value shall be those dates as set forth herein, as extended by paragraph 8.01(e).

       8.02 ACCESS. After the Closing and for a transitional period of six months thereafter, upon the reasonable request of Southern, Century shall, and shall cause its officers and employees to, cooperate with and assist Southern to ensure an orderly transition of the ownership of the Assets to Southern and to answer inquires and supply information, whether written or oral, relating to the Assets (including legal, accounting, environmental, government affairs and other information). All out-of-pocket expenses incurred in connection herewith shall be borne by Southern. Century shall also join in any notifications to third parties, where necessary, to document the transfer of ownership of the Assets. Century acknowledges that it has been informed that as a result of transactions contemplated herein, Southern will be required to file certain disclosure documents with the Securities and Exchange Commission and other governmental agencies. Century agrees to submit to an audit of its financial statements as of and for the fiscal years ended December 31, 1994 and 1995 as they pertain to the Assets. Century agrees to assist the independent accounting firm selected by Southern to the extent necessary in order for the independent accounting firm to perform an audit under the United States General Accepted Auditing Standards for the purpose of rendering an opinion on ARI's and Southern's financial statements for the above periods presented under United States Generally Accounting Principles and for Southern and ARI to comply with regulatory reporting requirements. Such assistance shall include issuing a letter to the independent accounting firm which details the representations of Southern's management and providing the independent accounting firm documents necessary for them to complete their audit.

                                      ARTICLE IX

                                        TAXES

       9.01 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations attributable to the Assets ("Property Taxes") with respect to the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Century and Southern. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period on which the Effective Date occurs but shall be entitled to reimbursement from the other party for its proportional share.

       9.02 SALES TAXES. Any sales, use or other tax on the transfer of the Assets from Century to Southern shall be shared equally by the parties.

       9.03 OTHER TAXES. All taxes (other than income taxes) which are imposed on or with respect to the production of Oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties. All such taxes which have accrued prior to the Effective Date have been or will be properly paid or withheld by Century and all statements, returns, and documents pertinent thereto have been or will be properly filed by Century. Southern shall be responsible for paying or withholding or cause to be paid or withheld all such taxes which have accrued after the Effective Date and for filing all statements, returns, and documents incident thereto.

                                      ARTICLE X.

                                    MISCELLANEOUS

       10.1 ENTIRE AGREEMENT AND AMENDMENTS. This Agreement constitutes the entire agreement between Century and Southern with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Century and Southern with respect to such matters and may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party to be charged with such amendment or waiver.

       10.2 ASSIGNMENT. Century shall not assign its rights or delegate its duties or obligations under the terms of this Agreement or the Assets, without the prior written consent of Southern, which consent shall not be unreasonably withheld. Century acknowledges that before approval of an assignment of any interest in this Agreement or the Assets can be made to any third party, that a full financial review of such third party is reasonable and prudent, and that such third party must demonstrate the financial ability to comply with the terms and conditions of this Agreement and the agreements which comprise the Assets. In addition to the above requirements, the third party shall agree to give Southern complete access to all seismic information, including but not limited to, review of all accounting charges and expenses incurred in the obtaining 3D seismic information. In the event

Southern consents to an assignment, Southern may require that Century remain liable and obligated for the Performance Guaranty and the remedies set forth in
Section 1.07, until the Performance Guaranty has been satisfied. Notwithstanding the provisions of this section or other provisions of this Agreement, Century shall not assign its rights to require registration by ARI of the ARI Stock referenced herein.

       10.3 HEADINGS. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

       10.4 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

       10.5 PARTIES IN INTEREST. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

       10.6 FURTHER ASSURANCES. After execution, Century and Southern shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonable necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.


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

       10.7 RELATIONSHIP. It is not the purpose or intention of Century or Southern to create any partnership, joint venture, mining partnership, or any association or any other relationship between them whether legal or quasi-legal whereby one party is held liable for the acts or omissions of the other party, and neither this Agreement nor the operations hereunder shall be construed or considered as creating any such relationship.

       10.8 LSA-R.S. 9:2780. The parties hereto specifically recognize that this Agreement is not an agreement pertaining to a well for Oil, gas or water, or drilling for minerals within the scope of and as defined in LSA-R.S. 9:2780 and specifically agree that this Agreement is not to be governed by said statute.

       10.9 PUBLICITY. Southern agrees to consult Century prior to the issuance of any public announcements, however Century acknowledges that Southern has certain regulatory and statutory responsibilities to disburse information to the public.

       10.10 NOTICES. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission, registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

               If to Century:

                       Century Offshore Management Corporation
                       400 East Vine Street, Suite 400
                       Lexington, Kentucky 70407
                       Telephone: (606) 253-1300
                       Facsimile: (606) 233-7471
                       Attention: Howard A. Settle

               If to Southern:

                       Southern Gas Co. of Delaware, Inc.
                       160 Morgan Street
                       Versailles, Kentucky 40383
                       Telephone: (606) 873-5455
                       Facsimile: (606) 873-4689
                       Attention: David Stetson

       The addresses so indicated may be changed by similar written notice. Notices shall be deemed effective as of the date of their receipt.

       10.11 CONFIDENTIALITY. Southern acknowledges that all information furnished or disclosed pursuant hereto must remain confidential until Closing. Prior to the Closing, Southern may disclose such information:

               (a) to its employees or consultants or to any related corporation or the employees or consultants thereof taking the customary precautions to ensure that they keep such records, data, studies, opinions and other information confidential;

               (b) as may in the opinion of an attorney or Counsel for Southern or for any related corporation be required by law or for the reasonable protection of Southern or related corporation or their respective directors or other officers;

               (c) to any government or governmental authority or any financier or prospective financier of Southern;

       10.12 SEVERABILITY. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced under any rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

       10.13 NO THIRD PARTY BENEFICIARY. This Agreement is not intended to create, nor shall it be construed as to create, any rights in any third party under doctrines concerning third party beneficiaries or stipulations POUR AUTRUI.

       10.14 PAYMENT OF EXPENSES AND FEES. Southern and Century shall bear their respective costs and expenses, including but not limited to, attorneys' fees incurred in connection with the transactions contemplated in this Agreement; provided, however, Southern shall pay all recording fees or transfer taxes in connection with the recording of any instrument of transfer of the Leasehold Interest from Century to Southern hereunder.

       10.15 ARBITRATION. Upon the demand of Southern or Century (collectively, the "parties"), whether made before the institution of any judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, any Dispute (as defined below) shall be resolved by binding arbitration in accordance with the terms of this Section 10.15. A "Dispute" shall include any action, dispute, claim, or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter occurring between the parties arising out of, pertaining to or in connection with this Agreement or any related agreements, documents, or instruments (the "Documents"). The parties understand that by this Section 10.15, they have decided that the Dispute may be submitted to arbitration rather than being decided through litigation in court, however the parties do not waive their respective rights to appeal any decision on due process grounds or failure to adhere to the procedures set forth herein.

               GOVERNING RULES.  Arbitrations conducted pursuant to this
Section 10.15, including, selection of arbitrators, shall be administered by the American Arbitration Association ("Administrator") pursuant to the Commercial Arbitration rules of the Administrator. Arbitrations conducted pursuant to the terms hereof shall be governed by the provisions of the Federal Arbitration Act (Title 9 of the United States Code), and to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Louisiana. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction. Any party who fails to submit to binding arbitration following a lawful demand by the opposing party shall bear all costs and expenses, including reasonable attorney's fees, incurred by the opposing party in compelling arbitration of any Dispute.

               ARBITRATOR POWERS AND QUALIFICATIONS; AWARDS. Arbitrators shall resolve all Disputes in accordance with the applicable substantive law including the award of attorneys' fees and expenses if permitted by law or the agreement of the parties. All statutes of limitation applicable to any Dispute shall apply to any proceeding brought in accordance with this Section 10.15. Any arbitrator selected to act as the only arbitrator in a Dispute shall be required to be a practicing attorney with not less than 10 years practice in commercial law in the State of Louisiana. With respect to a Dispute in which the claims or amounts in controversy do not exceed $100,000, a single arbitrator shall be chosen and shall resolve the Dispute. In such case the arbitrator shall have authority to render an award up to but not to exceed $100,000 including all damages of any kind whatsoever, costs, fees and expenses. Submission to a single arbitrator shall be a waiver of all parties' claims to recover more than $100,000. Disputes involving claims or amounts in controversy exceeding $100,000 shall be decided by a majority vote of a panel of three arbitrators ("Arbitration Panel"). An Arbitration Panel shall be composed of one arbitrator who would be qualified to sit as a single arbitrator in a Dispute decided by one arbitrator, and two arbitrators who have at least ten years experience in the oil and gas business. Arbitrator(s) may, in the exercise of their discretion, at the written request of a party, (i) consolidate in a single proceeding any multiple party claims that are substantially identical, and (ii) administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. The arbitrator(s) shall be empowered to resolve any dispute regarding the terms of this Agreement or the arbitrability of any Dispute or any claim that all or any part (including this provision) is voidable but shall have no power to change or alter the terms of this Section 10.15. The award of the arbitrator(s) shall be in writing and shall specify the factual and legal basis for the award.

               MISCELLANEOUS. To the maximum extent practicable, the Administrator, the Arbitrator(s) and the parties shall take any action necessary to require that an arbitration proceeding hereunder be concluded within 180 days of the filing of the Dispute with the Administrator. The Arbitrator(s) shall be empowered to impose sanctions for any party's failure to proceed with the times established herein. Arbitration proceedings hereunder shall be conducted in Louisiana at a location determined by the Administrator. In any such proceeding the doctrines of RES JUDICATA and collateral estoppel shall apply and a party shall state as a counterclaim any claim which arises out of the transaction or occurrence or is in any way related to the Documents which does not require the presence of a third party which could not be joined as a party in the proceeding. The provisions of this Section 10.15 shall survive any termination, amendment, or expiration of the Documents unless the parties otherwise expressly agree in writing. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or as required by applicable law or regulation.

       10.16 ACCESS TO EMPLOYEES. Century and Southern each shall use its reasonable efforts to afford the other with access to its employees, as follows:
(i) in the case of Century, employees of Century, as Southern may reasonably request for Southern's proper business purposes regarding the Assets, but not as to matters proprietary to either Southern or Century, who remain employees of Century following the date of Closing and who are familiar with the operations of the Assets, and

(ii) in the case of Southern, employees of Southern, as Century may reasonably request for Century's proper business purposes, including without limitation, the defense of legal proceedings. Such access may include interviews (provided however, no such interview shall be conducted without attendance of such employee's counsel) or attendance at depositions or legal proceedings (provided however, no such attendance will be made without attendance of such employee's counsel); provided, however, that in any event all out-of-pocket expenses (including wages and salaries) reasonably incurred by any party in connection with this Section 10.16 shall be paid or promptly reimbursed by the party requesting such services.

       10.17 ARI. American Resources of Delaware, Inc. joins in the execution of this Agreement for the limited purpose of making the representations set forth in Article IV and to undertake those specific obligations of ARI as more fully set forth in 1.03(b) and 6.03.

       10.18 SURVIVAL OF REPRESENTATIONS. The covenants, representations and warranties contained in this Agreement and in all certifications and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and shall continue for a period of five (5) years. Century shall insure that its respective covenants, representations and warranties contained in this Agreement and in all certifications and documents delivered pursuant to or contemplated by this Agreement are true and correct at all times.

       10.20 NO FINDER'S FEES. Each of the parties represent and warrants to the other parties that such party has not taken, and agrees that it will not take, any action that would cause any other party


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

to become liable to any claim or demand for a brokerage commission, finder's fee or other similar payment.

               IN WITNESS WHEREOF, the parties have executed this Agreement on this 3rd day of July, 1996.

WITNESSES:                             CENTURY OFFSHORE MANAGEMENT
                                       CORPORATION


/s/ Leonard K. Nave               By: /s/ Howard A. Settle
- ------------------------------       -------------------------------------

Name:  Leonard K. Nave             Howard A. Settle
     -------------------------

        (Please Print)             President


/s/ Douglas L. Hawthorne
- ------------------------------

Name: Douglas L. Hawthorne
     -------------------------

      (Please Print)


                                       SOUTHERN GAS CO. OF DELAWARE, INC.


/s/ Leonard K. Nane              By: /s/ Rick G. Avare
- ------------------------------       -------------------------------------

Name: Leonard K. Nave               Rick G. Avare
     -------------------------

      (Please Print)               Chief Operating Officer



/s/ Douglas L. Hawthorne
- ------------------------------

Name: Douglas L. Hawthorne
- ------------------------------
      (Please Print)

                                       AMERICAN RESOURCES OF DELAWARE, INC.



/s/ Leonard K. Nave               By: /s/ Rick G. Avare
- ------------------------------       -------------------------------------

Name: Leonard K. Nave              Rick G. Avare

      (Please Print)               President



/s/ Douglas L. Hawthorne
- ------------------------------

Name: Douglas L. Hawthorne
     -------------------------

      (Please Print)


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

                                   ACKNOWLEDGMENTS


STATE OF KENTUCKY   )                                       Section
COUNTY OF FAYETTE   )                                       Section

             On this the 1st day of July, 1996, before me appeared Howard A. Settle to me personally known, who being by me duly sworn, did say that he is the President of CENTURY OFFSHORE MANAGEMENT CORPORATION, and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, a said Howard A. Settle acknowledged said instrument to be the free act and deed of said corporation.


                                  /s/ Howard A. Settle
                                  -----------------------------------
                                  Howard A. Settle


                                  /s/ Judi C. Burchard
                                  -----------------------------------
                                  NOTARY PUBLIC FOR THE COUNTY OF
                                  FAYETTE, STATE OF KENTUCKY
                                  My Commission Expires: 3-4-2000

STATE OF KENTUCKY   )                                        Section
COUNTY OF FAYETTE   )                                        Section

             On this the 1st day of July, 1996, before me appeared Rick G.
Avare to me personally known, who being by me duly sworn, did say that he is the Chief Operating Officer of SOUTHERN GAS CO. OF DELAWARE, INC. and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and said Rick G. Avare acknowledged said instrument to be the free act and deed of said corporation.


                                  /s/ Rick G. Avare
                                  ----------------------------------------
                                  Rick G. Avare


                                  /s/ Judi C. Burchard
                                  ----------------------------------------
                                  NOTARY PUBLIC FOR THE COUNTY OF
                                  FAYETTE, STATE OF KENTUCKY
                                  My Commission Expires: 3-4-2000

STATE OF KENTUCKY    )
COUNTY OF FAYETTE    )                                             Section

             On this the 1st day of July, 1996, before me appeared Rick G.
Avare to me personally known, who being by me duly sworn, did say that he is the President of AMERICAN RESOURCES OF DELAWARE, INC., and that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and said Rick G. Avare acknowledged said instrument to be the free act and deed of said corporation.


                                  /s/ Rick G. Avare
                                  ----------------------------------------
                                  Rick G. Avare


                                  /s/ Judi C. Burchard
                                  ----------------------------------------

                                  NOTARY PUBLIC FOR ---------------------,
                                  STATE OF KENTUCKY

                                  My Commission Expires: 3-4-2000


                                          51